Exhibit 10(cc)
                             THE BEARD COMPANY
                        Enterprise Plaza, Suite 320
                           5600 North May Avenue
                       Oklahoma City, Oklahoma  73112
                            Fax (405) 842-9901
                                (405) 842-2333


                                April 13, 1999



Interstate Travel Facilities, Inc.
Toby B. Tindell
Cristie R. Tindell
5880 N. I-35 Industrial Blvd.
Edmond, OK 73034

                              Re: Rearrangement of The Beard Company's
                                  ("Beard") Ownership Interest in and
                                  Loans to Interstate Travel Facilities,
                                  Inc. ("ITF")

Ladies and Gentlemen:

We have discussed with you a transaction which would result in Beard giving up its present operating and voting control of ITF (the "Transaction"). The Transaction and the basic terms and conditions upon which it is made are set forth below:

  	1. Adjustment of Original Purchase Price. On February 27, 1998, ITF entered into an Asset Purchase Agreement with the Tindells as "Sellers" whereby ITF purchased certain Real Property and Business Assets from the Tindells for a total purchase price of $2,060,875.54. The purchase price consisted of (i) an ITF promissory note in the amount of $543,750, (ii) assumption of debt in the amount of $1,335,875.54, and (iii) 6,250 shares of ITF $1.00 par value common stock, resulting in the creation of more than $750,000 of Goodwill.

  	In view of ITF's operating results for the eleven months ended December 31, 1998, we have mutually agreed that the purchase price should be adjusted. The Tindells have agreed to cancel the $543,750 note, which will result in reducing the Goodwill by $543,750 on ITF's tax balance sheet.

   2. Loans and Payables. Beard has loaned and/or advanced a total of $2,465,531.45 (the "Loans") to ITF, and has agreed to waive all interest thereon to March 31, 1999.
In addition, ITF had intercompany accounts payable to Beard of $139,468.55 as of January 31, 1999 (the "Payables"). The total amount of the Loans and Payables is $2,605,000.00.

   3. Release and Assignment of Certificates of Deposit. Stillwater National Bank and Trust Company ("SNB") is holding Certificates of Deposit (the "CD's") in the total amount of $327,070.16 as collateral for certain loans to ITF. ITF will obtain a release from SNB of the CD's which will be assigned to Beard and delivered at Closing (hereafter defined) in full payment of the Payables, the 22,321 shares of stock being sold by Beard to ITF (the "ITF Shares") (see paragraph 5) and in partial payment of the Loans.

   4. Restructure of Loans. The balance of the Loans will be cancelled and in exchange therefor, ITF will give
Beard a promissory note ("Note A") in the principal amount of $1,513,834.55 and a promissory note ("Note B") in the principal sum of $539,117.33.

       a. Note A will be dated March 31, 1999, will be subject to a loan agreement (see paragraph 6), will be secured by a first mortgage on the Cromwell and Lotawatah ("C&L") properties and a security interest in related equipment (the "Collateral") as well as the ITF Shares being sold to ITF by Beard. All proceeds from the sale of the C&L properties and Collateral will be applied first on Note A and second on Note
B. Note A will not bear interest until the C&L properties are sold (the "Trigger Date") at which time the remaining principal, if any, will bear interest at the rate of 8% per annum. Note A will be subordinated to ITF's bank debt except as to its collateral and the proceeds thereof which are to be applied to the payment of Note A. ITF will promptly offer the C&L properties for sale and use its best efforts to sell them within one year from the date of the Closing.

      b. Note B will also be dated March 31, 1999 and will be subject to the same loan agreement, security and other terms as Note A except (i) it will bear interest at the rate of 6% per annum from March 31, 1999 until the Trigger Date and thereafter at the rate of 8% per annum and (ii) it will not be subordinated to the bank debt.

      c. No payments other than proceeds from the sale of the C&L properties and the Collateral shall be required to be made on Note A or Note B until the Trigger Date and thereafter the notes shall be amortized by equal monthly payments over a period of months as follows:

   If the aggregate unpaid Principal of Note A and Note B is:

         (1) $1,200,001 or greater, then the period of amortization for each note shall be 60 months;

         (2) $900,001 to $1,200,000, then the period
             of amortization for each note shall be 48 months; and

         (3) $900,000 or less, then the period of amortization for each note shall be 36 months.

   5. Sale of Stock; Irrevocable Proxy. At the Closing, Beard will (i) sell and ITF will purchase the ITF Shares for $1,000 and shall be considered paid as a part of the assignment of the CD's as described in paragraph 3; and (ii) deliver to ITF an irrevocable proxy to vote Beard's remaining 2,679 shares.

   6. Loan Agreement. Both Notes A and B shall be subject to a Loan Agreement that will provide the covenants and warranties that are usual for this kind of transaction. Among other things, the Loan Agreement will provide (i) for the granting to Beard of a first mortgage, lien and security interest in C&L until such properties are sold, (ii) that if any of the presently owned equipment on C&L is disposed of, the net proceeds thereof will be promptly remitted to Beard, credited first against the principal balance of Note A and second to the principal balance of Note B, and (iii) that so long as either Note A or Note B is outstanding, ITF will furnish to Beard monthly financial statements as soon as available and in any event within 28 days after the end of each calendar month, including balance sheets of ITF as of the end of such calendar month and statements of income of ITF for each such month, all in reasonable detail and all prepared in accordance with GAAP consistently applied.

   7. Sale of C&L; Interim Management of Properties. ITF will continue to manage C&L until such properties have been sold (at a price mutually acceptable to Beard and ITF) with no management fee and will assist in and use its best efforts to facilitate the marketing of the two properties as soon as "better numbers" are available.

   8. Insurance Transition. Following Closing, there will be a 90-day insurance transition period, during which ITF's present insurance (both liability and property damage) will remain in effect until ITF can obtain new coverage. ITF will reimburse Beard any costs incurred for maintaining such coverage.

   9. Term Life Insurance. ITF will continue to maintain the existing term $1,000,000 life insurance policy on Toby Tindell. Beard will remain as the primary beneficiary so long as either Note A or Note B is outstanding. Once the principal balance of Note A or Note B has been reduced below $1,000,000, ITF and Beard will be designated as co-beneficiaries, with Beard's designation limited to the principal amount owed on the Note at the time of death.

   Beard may, at its option, purchase an additional $1,000,000 of term life insurance on Toby Tindell, be the owner and beneficiary of such policy, and pay the premiums thereon. Once the principal balance of the Note has been reduced below $1,000,000, ITF or Sellers (at Sellers' choice) will have the option to purchase the policy.

   10.  Resignation of Officers and Directors.  At Closing,
W. M. Beard and Herb Mee, Jr. will resign as Directors of ITF and Herb Mee, Jr., Rebecca G. Witcher and Gail R. Kautz will resign as Officers of ITF.

   11.  Additional Documentation to be Furnished Prior to
Closing.  Beard agrees to furnish the following prior to
Closing:

     		Closing Documents. Upon the execution of this Agreement Beard will proceed expeditiously with the preparation of the necessary Closing Documents including, but not limited to, the following:

     		Note A
     		Note B
     		Irrevocable Proxy
     		Loan Agreement
     		Such mortgages, security agreements, etc. as may be necessary to give Beard a perfected security interest in the real property, equipment at C&L and the ITF Shares.

   12. Conduct of Business. From the date hereof to the Closing of the Transaction, ITF will operate its business only in the ordinary course.

   13. Closing and Effective Date. The effective date of the Transaction will be as of March 31, 1999. Closing of the Transaction will occur on April 16, 1999 or as soon thereafter as possible. If such Closing does not occur on April 16, it will occur within the next seven (7) days thereafter and be treated for both tax and financial purposes as if such Closing had occurred on March 31, 1999.

   14. Binding Effect. It is the intent of the parties that the Transaction shall become binding obligations of each of the parties hereto upon the occurrence of all of the following:

        A.  Beard and ITF have received the Closing
Documents and acknowledged that same are in a form reasonably acceptable to them.

If the foregoing meets with your approval, please execute a counterpart of this letter at the places provided below and return one copy to us. Upon receipt, we will promptly instruct our attorneys to commence preparation of the Closing
Documents.

Very truly yours,

THE BEARD COMPANY

By    HERB MEE, JR.
      Herb Mee, Jr., President


ACCEPTED this 13 day of April, 1999.


INTERSTATE TRAVEL FACILITIES, INC.

By	   TOBY B. TINDELL
      Toby B. Tindell, President

TOBY B. TINDELL
Toby B. Tindell

CRISTIE R. TINDELL
Cristie R. Tindell